Exhibit 10.1

QCR HOLDINGS, INC.
NON-QUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(AMENDED AND RESTATED JULY 24, 2008)

FIRST AMENDMENT TO
JOINDER AGREEMENT
WITH DOUGLAS M. HULTQUIST

This First Amendment to Joinder Agreement with Douglas M. Hultquist (the “First Amendment”) is made and entered into as of December 29, 2015 (the “Effective Date”), by and among QCR Holdings, Inc. (the “Company”), Quad City Bank and Trust Company (the “Bank”), and Douglas M. Hultquist (the “Executive,” and together with the Company and the Bank, the “Parties”).

Recitals

A.             The Company sponsors and maintains the QCR Holdings, Inc. Non-Qualified Supplemental Executive Retirement Plan (Amended and Restated July 24, 2008) (the “Supplemental Retirement Plan”).

B.             The Bank is a participating employer with respect to the Supplemental Retirement Plan.

C.             The Parties previously entered into that certain Joinder Agreement dated December 31, 2008 (the “Joinder Agreement”), which contained certain terms and conditions applicable to the Executive’s participation in the Supplemental Retirement Plan.

D.             The Parties desire to continue the Executive’s participation in the Supplemental Retirement Plan pursuant to the terms of the Joinder Agreement as amended by this First Amendment.

Agreement

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this First Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly agree as follows:

1.             The following new Section 6 shall be inserted immediately following the existing Section 5 of the Joinder Agreement as a part thereof:

“Section 6. Modifications to Plan Provisions. Solely for purposes of determining the Executive’s benefits (or the benefits of the Executive’s Beneficiary) under the Plan, the following provisions shall apply in place of the existing provisions of the Plan:

(i) Section 1.34 ‘Supplemental Retirement Benefit’ means an annual amount equal to $220,650. The Supplemental Retirement Benefit shall be payable in monthly installments throughout the Payout Period.

(ii) Section 1.35 ‘Supplemental Early Retirement Benefit’ means an annual amount payable under Section 4.7 of the Plan in the event of the Executive’s Early Retirement.

(iii) Section 4.7 Early Retirement Prior to Benefit Age. If the Executive terminates employment due to Early Retirement prior to attainment of his Benefit Age, Executive shall be entitled to receive the Supplemental Early Retirement Benefit. The Supplemental Early Retirement Benefit shall be:

If the Executive’s Early Retirement occurs:	Then the Supplemental Early Retirement Benefit will be:
Before attaining age 61	$144,926
On or after attaining age 61, but before attaining age 62	$158,421
On or after attaining age 62, but before attaining age 63	$173,008
On or after attaining age 63, but before attaining age 64	$188,775
On or after attaining age 64, but before attaining age 65	$205,812

Such benefit shall commence on the Executive’s Benefit Commencement Date and shall be payable in monthly installments throughout the Payout Period. In the event the Executive dies following his Termination of Employment prior to completion of all such payments due and owing hereunder, the Employer shall pay to the Executive’s Beneficiary a lump sum payment equal to the Accrued Benefit at the time of death.

(iv) Section 4.8 Change in Control Termination. If the Executive experiences a Change in Control Termination, the Executive shall be entitled to receive the Executive’s Supplemental Retirement Benefit. Unless otherwise provided in the Joinder Agreement, such benefit shall commence on the Executive’s Benefit Commencement Date and shall be payable in monthly installments throughout the Payout Period. In the event the Executive dies following his Change in Control Termination and prior to commencement or completion of all such payments due and owing hereunder, the Employer shall pay to the Executive’s Beneficiary a lump sum payment equal to the Accrued Benefit at the time of death.

(v) Section 4.9 Termination for Cause. Other than with respect to a Change in Control Termination, if the Executive is terminated for Cause, all benefits under this Plan shall be forfeited and this Plan shall become null and void with respect to the Executive or the Executive’s Beneficiaries. In the event of a Change in Control Termination for Cause, the benefit hereunder shall be the Supplemental Early Retirement Benefit determined on the Change in Control date.”

2.              In all other respects, the Joinder Agreement shall remain unchanged and in full force and effect.

[Signature page follows]

In witness whereof, each of the Company and the Bank has caused this First Amendment to be executed in its name and on its behalf, and the Executive acknowledges understanding and acceptance of, and agrees to, the terms of this First Amendment, all as of the Effective Date.

QCR Holdings, Inc. By: /s/ Linda K. neuman Linda k. neuman Chair of the Compensation Committee of the Board of Directors	Executive /s/ Douglas M. hultquist Douglas M. Hultquist
Quad City Bank and Trust Company By: /s/ shellee r. showalter Shellee R. Showalter Secretary